Exhibit 10.1

English Translation

Inspire Integrated Resort Co., Ltd.
Junior Convertible Bonds Subscription Agreement

December 27, 2022

Junior Convertible Bonds Subscription Agreement

Inspire Integrated Resort Co., Ltd. (the "Issuer") signed on September 24, 2021 the Loan Agreement (the "Loan Agreement" as amended, modified, or supplemented as agreed upon by the Parties) of KRW 1.04 trillion with certain financial institutions in connection with the development project of Phase 1A of the Inspire Complex Resort (the “Project”), and Hanwha Engineering & Construction (the “Investor" or the “Bondholder”) submitted to the Lenders under the Loan Agreement the Junior Convertible Bonds Subscription Covenant Letter dated September 24, 2021 (the "Covenant Letter") under which the Investor agreed to subscribe for the junior convertible bonds to be issued by the Issuer.

Pursuant to the special resolution of the general meeting of shareholders of the Issuer held on December 27, 2022, this Junior Convertible Bonds Subscription Agreement (the "Agreement”) was entered into between the following parties on December 27, 2022 with respect to the 1st and 2nd Non-registered, Non-guaranteed Private Convertible Bonds of Inspire Integrated Resort Co., Ltd. to be issued by the Issuer on December 30, 2022 and March 30, 2023 in accordance with the Covenant Letter.

Unless otherwise defined or interpreted differently by context herein, all defined terms used in the Loan Agreement shall have the same meanings herein.

Investor or Bondholder	Hanwha Corporation 86 Cheonggyecheon-ro, Jung-gu, Seoul, Korea

Issuer	Inspire Integrated Resort Co., Ltd. 2955 Unseo-dong, Jung-gu, Incheon, Korea
Article 1 (Issuance and Subscription of Convertible Bonds)
①    The Issuer shall issue and the Investor shall subscribe for the following non-registered, non-guaranteed private convertible bonds with coupons (the "CBs") in accordance with this Agreement.
1.    Name of the Issuer: Inspire Integrated Resort Co., Ltd.
2.    Name of the CBs: The (i) 1st Non-registered, Non-guaranteed Private Convertible Bonds with Coupons of Inspire Integrated Resort Co., Ltd. (“1st CB”) and (ii) 2nd Non-registered Non-guaranteed Private Convertible Bonds with Coupons of Inspire Integrated Resort Co., Ltd. (“2nd CB”)
3.    Type of the CBs: Non-registered, non-guaranteed private convertible bonds with coupons
4.    Aggregate Face Value of the CBs:
(i) 1st CB: Fifty Billion Korean Won (KRW 50,000,000,000)
(ii) 2nd CB: Fifty Billion Korean Won (KRW 50,000,000,000)
5.    Type and volume of the CBs:
(i) 1st CB: one (1) unit denominated in KRW 50,000,000,000
(ii) 2nd CB: one (1) unit denominated in KRW 50,000,000,000
6.    Issue Price of the CBs: 100% of the face value of the CBs
7.    Method of issuance of the CBs: Issuance of the CB certificates in physical form
8.    Interest rate on the CBs: Coupon rate: simple rate of 5.5% per annum, Yield to maturity (YTM): compound rate of 10.0% per annum
9.    Issue date of the CBs:
(i) 1st CB: December 30, 2022
(ii) 2nd CB: March 30, 2023
10.    Payment date of the CBs:
(i) 1st CB: December 30, 2022
(ii) 2nd CB: March 30, 2023
11.    Maturity date of the CBs: December 30, 2032 (120 months from the issue date of the 1st CBs)
12.    Issuer’s capital and capital surplus as of the execution date of this Agreement
(i) Capital: KRW 33,147,830,000

(ii) Capital surplus: KRW 629,619,976,268
13.    Issuer’s total number of shares issued as of the execution date of this Agreement: 6,629,566 shares
14.    The Investor's subscription price of the CBs:
(i) 1st CB: Fifty Billion Korean Won (KRW 50,000,000,000)
(ii) 2nd CB: Fifty Billion Korean Won (KRW 50,000,000,000)
15.    Place of payment of the principal and the interest on the CBs: Head office of the Issuer.
16.    Division and Consolidation of the CBs: The CB certificates shall be issued in non-registered form only, and in the number of less than fifty (50) units of which face value split is permitted, and such terms shall be recorded on the face of the CBs as special terms; provided, however, that the split or consolidation of such CBs shall be prohibited for one (1) year from their issue date.
17.    The Investor’s Put Option: The Investor shall be entitled to require the Issuer to prepay before maturity all or part of the principal of the CBs on the sixtieth (60th) month anniversary of the respective issue date of the CBs, which shall be–December 30, 2027 for the 1st CB and March 30, 2028 for the 2nd CB, and on every third (3rd) month anniversary thereafter (each day being the prepayment date), in the following method and on the following terms. The Investor shall notify the Issuer of its request for prepayment at least sixty (60) business days prior to any relevant prepayment date. For the avoidance of doubt, if the prepayment date is sixty (60) months from the issue date of 1st CB or later, the Investor shall notify the Issuer of its request for prepayment at least sixty (60) business days prior to such prepayment date. However, if the prepayment date is not a business day, then prepayment shall be made on the next business day and no interest after the prepayment date shall accrue.
(1)    Place for the prepayment payment: Head office of the Issuer.
(2)    Prepayment request period: The Investor shall request prepayment by written notice to the Issuer no later than sixty (60) business days prior to the relevant prepayment date.
(3)    Process of exercising the Put Option: The Investor shall submit to the Issuer the prepayment request with a statement of prepayment (including the amount subject to prepayment, description of the bondholder and payment bank) and documents verifying the bondholder (CB certificates).
(4)    Prepayment amount: On the prepayment date, the Issuer shall pay to the Bondholder the prepayment amount in the following formula (for the avoidance of doubt, any default interest payable under Article 2(3)(ii) shall be paid separately from the prepayment amount):

 A + B - C
A: Principal amount of CBs subject to prepayment
B: Simple interest accrued on A at the coupon rate for the period from (and including) the issue date to (but excluding) the prepayment date
C: Sum of all interest accrued on A at the coupon rate and already paid to the Bondholder.

(5)    Prepayment Fee: There is no prepayment fee payable.
(6)    Default Interest: If the Issuer fails to pay the prepayment amount on the prepayment date, the Issuer shall pay a default interest accrued on such outstanding amount at the coupon rate of the CBs added by three percent (3%) per annum until the date of payment in full. The default interest shall be computed on the daily basis of a three hundred and sixty-five (365)-day year (or a three hundred and sixty-six (366)-day year for a leap year).

18.    The Issuer's Call Option: The Issuer may pay part of the principal of the CBs before maturity on the thirty sixth (36th) month anniversary of the respective issue date of the CBs, which shall be December 30, 2025 for the 1st CB and March 30, 2026 for the 2nd CB, and on every first (1st) month anniversary thereafter (each day being the early repayment date), in the following method and on the following terms. However, the Issuer may exercise the Call Option up to a maximum amount equivalent to seventy percent (70%) of the aggregate face value of the CBs.
(1)    Place for the early repayment: Head office of the Issuer.
(2)    Call Option exercise period: The Issuer shall notify the Investor of exercise of the Call Option in writing, during a period from sixty (60) calendar days to thirty (30) calendar days prior to the early repayment date.
(3)    Process of exercising the Call Option: The Issuer shall submit to the Investor the early repayment request with a statement of early repayment (including the amount subject to early repayment, place for early repayment).
(4)    Early Repayment Amount: On the early repayment date, the Issuer shall pay to the Bondholder early repayment amount in the following formula (for the avoidance of doubt, any default interest payable under Article 2(3)(ii) shall be paid separately from the early repayment amount).

A + B – C + D
A: Principal amount of CBs subject to early repayment
B: Interest accrued on A at the coupon rate for the period from (and including) the issue date to (but excluding) the early repayment date
C: Sum of all interest accrued on A at the coupon rate and already paid to the Bondholder
D: The sum of “A multiplied by [the difference between interest at YTM and interest at coupon rate] at annually compounded YTM for the period from (and including) each Interest Payment Date to (but excluding) the early repayment date” for each Interest Payment Date from (and including) the issue date to (but excluding) the early repayment date

* As used herein, Interest Payment Date means each interest payment date set forth in the Appendix attached hereto, and even if a payment date of any interest is automatically extended pursuant to Article 12(1), such extended payment date shall not be deemed an Interest Payment Date.

(5)    Early Repayment Fee: There is no early repayment fee payable.
(6)    Default Interest: If the Issuer fails to pay the early repayment amount on the early repayment date, the Issuer shall pay a default compounded interest (13% per annum) accrued on such outstanding amount at the YTM of the CBs added by three percent (3%) per annum for a period from the day after the early repayment date to the actual date of payment in full. The default interest shall be computed on the daily basis of a three hundred and sixty-five (365)-day year (or a three hundred and sixty-six (366)-day year for a leap year).
②    The Issuer shall notify the Investor of a bank account into which the subscription price for the CBs will be deposited no later than three (3) business days prior to the payment date, and the Investor shall remit the entire amount of the subscription price for the CBs to the bank account notified by the Issuer by the payment date.
③    The Issuer shall issue the CBs and submit the application for the commercial registration of the CBs on the payment date.

④    The Issuer shall deliver the following documents to the Investor on the payment date after the payment is made:
1.    Bond certificates of the CBs. However, until issuance and delivery of the CB certificates, the CB certificates may be replaced with the CB Payment Certificates or the Confirmation of Non-Issuance of CB Certificates;
2.    Receipt of payment of the subscription price for the CBs; and
3.    Any other materials reasonably requested by the Investor that make the issuance of the CBs under this Agreement legitimate and valid.

Article 2 Matters Regarding Redemption of the CBs
The Issuer shall pay the principal and the interest of the CBs as follows:
①    Redemption amount at the Maturity
For any outstanding CBs that have not been converted at the Maturity, the Issuer shall pay to the Investor the amount calculated by the following formula for such non-converted CBs on the maturity date (for the avoidance of doubt, any default interest payable under Article 2(3)(ii) shall be paid separately from the redemption amount at the Maturity). However, if the redemption date is not a business day, then the next business day shall be deemed as the repayment date.

A + B – C + D
A: Principal amount of CBs subject to redemption at the Maturity
B: Interest on A, calculated by applying the coupon rate to A for a period from (and including) the issue date to (but excluding) the maturity date
C: Sum of all interest accrued on A, calculated at the coupon rate and already paid to the Bondholder
D: The sum of “A multiplied by [the difference between interest at YTM and interest at coupon rate] at annually compounded YTM for the period from (and including) each Interest Payment Date to (but excluding) the maturity date” for each Interest Payment Date from (and including) the issue date to (but excluding) the maturity date

* As used herein, Interest Payment Date means each interest payment date set forth in the Appendix attached hereto, and even if a payment date of any interest is automatically extended pursuant to Article 12(1), such extended payment date shall not be deemed an Interest Payment Date.

②    Payment of the Interest
The interest on the CBs shall accrue on the principal amount of the CBs outstanding as of the Interest Payment Date (defined below) from the issue date until the date immediately preceding the maturity date at the coupon rate on the daily basis of a three hundred and sixty-five (365)-day year (or a three hundred and sixty-six (366)-day year for a leap year), and shall be paid in arrears on each interest payment date set forth in the Appendix attached hereto (the “Interest Payment Date”) every three (3) months from the issue date until the maturity date {The interest payable on the applicable Interest Payment Date shall be calculated daily, on a pro rata basis, for a period from (and including) the immediately preceding Interest Payment Date to the date before the applicable Interest Payment Date}. However, if the applicable Interest Payment Date is not a business day, then the next business day shall be deemed as the Interest Payment Date. In such case, any interest for the period after the applicable Interest Payment Date to the date before the next business day shall be paid on the subsequent Interest Payment Date in addition to the interest payable on such subsequent Interest Payment Date; provided, however, if there is no subsequent Interest Payment Date, such interest shall be paid on the next business day. For avoidance of doubt, even if interest is paid on the next business day of any Interest Payment Date due to the proviso of this Paragraph (2), the Interest Payment Dates thereafter shall not be changed and payment shall be made in accordance with the Appendix attached hereto.
③    Default Interest
(i) If the Issuer fails to pay the principal and the interest on the Maturity Date pursuant to Paragraph (1), the Issuer shall pay a default interest on the unpaid amount by applying a default compounded interest rate of 13 % per annum, which is equivalent to the YTM plus 3 % per annum, for a period from the day following the maturity date to (but excluding) the actual payment date, and (ii) if the Issuer fails to pay interest on the Interest Payment Date pursuant to Paragraph (2), the Issuer shall pay a default interest on the unpaid amount by applying a default compounded interest rate of 8.5 % per annum, which is equivalent to the coupon rate plus 3 % per annum, from the day following the applicable Interest Payment Date until (but excluding) the actual payment date. The default interest pursuant to this Paragraph (3), shall be calculation on a daily basis of a three hundred and sixty-five (365)-day year (or a three hundred and sixty-six (366)-day year for a leap year).

Article 3 Matters Regarding Conversion Right
①    Conversion Request Period: The Investor shall have the right to convert the CBs into common shares (with par value of KRW 5,000) of the Issuer on the date (For 1st CB: December 30, 2027 and for 2nd CB: March 30, 2028) when sixty (60) months shall have passed from the issue date of each round CBs and on every Interest Payment Date thereafter until the maturity date of each round CBs (For 1st CB and 2nd CB: December 30, 2032).
②    The conversion method is as follows:
1.    For the purpose of converting the CBs into common shares, the Investor shall execute and submit to the Issuer a written request for conversion of the CBs, which sets out the scope of conversion of the CBs and the date of request for conversion, etc., together with the CB certificates.
2.    Upon filing the request for conversion, conversion shall be deemed to take effect immediately prior to the close of business hours on the date when the request for conversion together with the relevant CB certificates are submitted by the Investor.
3.    If common shares are issued to the Investor upon conversion, the Investor shall be deemed to be a shareholder entered on the shareholders' register of the Issuer as of the date set forth in subparagraph 2 above.
4.    The Issuer shall issue to the Investor the share certificates in the number of common shares to which the Investor is entitled as soon as possible after being delivered the CB certificates.
5.    Any and all matters including conduct of the conversion process shall be handled by the Issuer who shall promptly notify the Investor of necessary matters about and the results of the conversion process. Any changes shall be entered on the bond register.
③    The conversion rate and the conversion price shall be as follows: For the avoidance of doubt, each subparagraph of this Paragraph shall be applied cumulatively.
1.    Class of shares to be issued upon request for conversion: Common shares of the Issuer in registered form
2.    Conversion rate: The number of converted shares shall be one hundred percent (100%) of the face value of each CB (i.e., a sum of face values if conversion of more than two (2) CBs is requested) divided by the following conversion price, and any fraction less than one (1) share shall not be issued. An amount of any fraction less than one (1) share shall be paid in cash upon delivery of the converted share certificates, and no interest shall not be paid on the price for such fraction.
3.    Initial conversion price: KRW 99,960 per share
4.    Adjustment of the conversion price
(１)    If, prior to the conversion of the CBs, the Issuer increases share capital for consideration or issues equity-linked bonds (such as convertible bonds, bonds with warrants, and other types of bonds for which conversion into shares is possible) at an issue price less than the conversion price of the CBs applicable at that time, the conversion price shall be adjusted to such issue price. The adjustment of the conversion price pursuant to the foregoing provision shall apply to any increase or issuance after the execution of the Loan Agreement and before the execution of this Agreement.
(２)    If the number of the issued shares increases due to stock dividends or bonus issuance after the issuance of the CBs but before the conversion request is made, the conversion price of the CBs shall be adjusted in accordance with the formula below:

Conversion Price after Adjustment	=	Conversion Price before Adjustment	×	{	Number of the issued shares	+	[	Number of Newly issued shares	×	Issue price per share/Market Price	]	}
					Number of the issued shares				+	Number of newly issued shares

(In the above formula, the “Number of the issued shares” shall be the number of shares as of the date immediately preceding the date on which an event triggering adjustment of the conversion price takes place, and an amount less than KRW1 of the adjusted conversion price shall be rounded down. “Market Price” shall be the “Conversion Price” before the Issuer’s shares are listed but after the listing, the theoretical ex-rights price (for rights issuance) under the Capital Markets and Financial Investment Business Act or the Regulation on Issuance and Disclosure of Securities or the base share price calculated as of the date preceding the date on which the event triggering adjustment of the conversion price takes place.)
(３)    If the conversion price needs to be adjusted due to any stock split or stock consolidation, the conversion price shall be adjusted in proportion to the ratio of stock split or stock consolidation, and if the conversion price needs to be adjusted due to any spin-off, split-off or capital decrease of the Issuer, the conversion price shall be adjusted in accordance with the capital reduction or split ratio so that the value of the shares that the Investor will be entitled to upon the conversion prior to the effective date of such spin-off, split-off or capital decrease is maintained even after such spin-off, split-off or capital decrease, and if the conversion price needs to be adjusted due to a merger, the conversion price shall be adjusted to the lower of the conversion price and the merger price. The effective date of the adjustment of the conversion price pursuant to this subparagraph shall be the base date of the merger, spin-off, split-off, capital decrease, stock split or stock consolidation.
(４)    Notwithstanding anything to the contrary contained herein, the conversion price of the CBs shall not be adjusted if the Issuer increases the share capital for consideration at an issue price of KRW 100,000 per share, after the issuance of the CBs, and prior to or after the request for conversion of the CBs.
(５)    If the Issuer is newly listed on the KOSPI or KOSDAQ exchange and 70% of the IPO price per share is lower than the immediately preceding conversion price of the CBs, then the conversion price shall be adjusted to a price 30% discounted from the IPO price per share to the extent permissible under applicable laws and regulations.
(６)    As long as the Issuer is listed on the KOSPI or KOSDAQ exchange, the conversion price shall be adjusted every three (3) months after the issuance of the CBs until the expiration of the period during which the conversion of the CBs may be requested. If the higher of (i) the average of the weighted arithmetic mean of the one (1) month, one (1) week and one (1) calendar day period immediately preceding the day before the date of conversion price adjustment and (ii) the weighted arithmetic mean of the stock price of the immediately preceding day (two (2) days before the date of conversion price adjustment) (the higher of (i) and (ii), the “Base Share Price”) is lower than the conversion price at the time, the conversion price shall be adjusted downward to the Base Share Price; provided, that the adjustment of the conversion price under this subparagraph shall be higher than 70% of the initial conversion price at the time of the Issuer’s IPO (If the conversion price has already been adjusted under subparagraphs (1) through (4) before the date of the adjustment, the initial conversion price shall mean the conversion price calculated taking this into account).
(７)    Any amount less than KRW 1 arising from adjustment pursuant to this item shall be rounded down.

④    Initial dividends and interests on shares issued upon conversion: Any dividends on profits of the shares issued upon conversion shall be distributed on the basis that the conversion took effect at the end of the fiscal year immediately preceding the year in which the conversion request is filed and the conversion shall not affect any interest previously accrued until such date the conversion request is filed.
⑤     Reservation of unissued authorized shares: Until the expiration of the period during which the conversion of the CBs may be requested, the Issuer shall reserve and keep available out of its authorized and unissued shares such number of shares to be issued upon conversion of the CBs.
⑥    Notwithstanding the other provisions of this Agreement, the shares to be issued upon exercise of the conversion right of the CBs shall be limited to five percent (5%) of the total number of the outstanding shares of the Issuer, and the Investor may exercise its conversion right only in compliance with the foregoing limit.
⑦    Registration of capital increase by request for conversion: The Issuer shall register capital increase as provided by the Korean Commercial Act within two (2) weeks from the last date of the month in which the conversion request is filed.
⑧    Miscellaneous Issuance of the CBs, request for conversion and any matters relating to conversion shall be in accordance with Articles 513 to 516 of the Korean Commercial Act and the general commercial practices.
Article 4 Acceleration Event of the CBs
①    In the event that any of the following events takes place with respect to the Issuer, the Bondholder may accelerate the CBs by notifying the Issuer of the occurrence of an acceleration event, in which case the CBs shall become redeemable on the day when the Bondholder’s notice arrives at the Issuer.
1.    If an event of acceleration occurs under the Loan Agreement;
2.    If the Issuer is in default of its obligation to pay any amount due (including, but not limited to the principal or interest) in accordance with the CBs and fails to pay the defaulted amount in full within five (5) business days thereafter; provided, that the Bondholder may accelerate the CBs immediately if the Issuer is in default of its obligation to pay the principal and interest of the CB at the Maturity;
3.    If the Issuer's representations and warranties set out in Article 6 above are subsequently found to be materially false or inaccurate (for the avoidance of doubt, the term “subsequently found” means any fact that both the Issuer and the Investor are not aware of as of the execution date of this Agreement and the issue date of the CBs, that is later known to the Investor);
4.    If the Issuer is in breach of its obligations under this Agreement and fails to remedy such breach within twenty (20) business days even after receipt of a request for such remedy from the Investor;
5.    If dissolution, liquidation, bankruptcy, rehabilitation or any similar proceeding (including workout) are commenced against the Issuer;

②    On the acceleration date, the Issuer shall pay to the Bondholder the amount calculated according to the following formula (for the avoidance of doubt, any default interest payable under Article 2(3)(ii) shall be paid separately from the amount calculated according to such formula).

A + B – C + D

A: Principal amount of CBs that have not been converted on or before the acceleration date
B: Interest on A, calculated by applying the coupon rate to A for a period from (and including) the issue date to (but excluding) the acceleration date
C: Sum of all interest accrued on A, calculated at the coupon rate and already paid to the Bondholder
D: The sum of “A multiplied by [the difference between interest at YTM and interest at coupon rate] at annually compounded YTM for the period from (and including) each Interest Payment Date to (but excluding) the acceleration date” for each Interest Payment Date from (and including) the issue date to (but excluding) the acceleration date

* As used herein, Interest Payment Date means each interest payment date set forth in the Appendix attached hereto, and even if a payment date of any interest is automatically extended pursuant to Article 12(1), such extended payment date shall not be deemed an Interest Payment Date.

③    Notwithstanding the provisions of Paragraphs (1) and (2) of this Article, the Bondholder may not receive the amount set out in Paragraph (2) of this Agreement unless expressly permitted under the Loan Agreement in accordance with Article 12 of this Agreement and if the Facility Agent consents in accordance with the instructions of all the Lenders.
Article 5 Conditions Precedent to Investment
Performance and effectiveness of this Agreement shall be conditioned on the fulfillment of each of the following conditions as of the payment date of the Subscription Price of the CBs.
1.    The Issuer shall have performed its material obligations under this Agreement in all material respects;
2.    The Issuer's material representations and warranties set out in this Agreement shall be true and accurate in all material respects;
3.    There is no litigation or other proceedings (including administrative procedures, audits, etc.) pending to prevent performance of this Agreement, by prohibiting or restricting issuance of the CBs scheduled to be subscribed by the Investor in accordance with this Agreement;
4.    All procedures required by relevant laws, the articles of incorporation and internal regulations of the Issuer with respect to the signing and execution of the contracts relating to the transaction is complete.

Article 6. Representations and Warranties
①    As of the execution date of this Agreement and as of the issue date of the CBs, the Issuer represents and warrants to the Investor that the following matters are true and accurate in all material respects; provided, however, the representations and warranties as of a specific date are true as of the specific date.
1.    The Issuer is a corporation duly established and validly existing;

2.    The Issuer has all requisite power and qualifications to execute this Agreement and perform its obligations hereunder;

3.    The execution and performance of this Agreement by the Issuer have been duly approved by its board of directors or its general meeting of shareholders and thus do not require separate authorization; This Agreement is duly executed by the Issuer and thus is binding on the Issuer, enforceable against the Issuer in accordance with its terms;

4.    The execution and performance of this Agreement by the Issuer do not violate its articles of incorporation and internal regulations, the relevant laws applicable to the Issuer, or any agreement to which the Issuer is a party;

5.    The execution of this Agreement and performance of the obligations under this Agreement by the Issuer do not require the government approval;

6.    As of the execution date of this Agreement, there is no pending lawsuit, administrative proceeding, or arbitration with respect to the Issuer or its assets, which may have a material adverse effect on the management or financial situation of the Issuer, and to the knowledge of the Issuer, there is no event that may have a material adverse effect on the Issuer or its business due to such lawsuit, non-payment of tax or fees.

7.    To the knowledge of the Issuer, the recent financial statements (including income statement and the financial statement) of the Issuer have been prepared in accordance with the laws of Korea, generally accepted accounting standards, and other accounting principles generally accepted in Korea and accurately reflect the financial position of the Issuer for the relevant period.

8.    As of the execution date of this Agreement, the total number of authorized shares of the Issuer is 100,000,000 shares, and the total number of issued and outstanding shares are 6,629,566 registered common shares (par value per share: KRW 5,000), and all such shares were issued at prices equal to or higher than the initial conversion price prescribed under this Agreement. All issued and outstanding shares have been (i) lawfully approved and validly issued and (ii) fully paid.

②    As of the execution date of this Agreement and as of the issue date of the CBs, the Investor represents and warrants to the Issuer as follows:
1.    The Investor is a corporation duly established and validly existing;

2.    The Investor has all requisite power and qualifications to execute this Agreement and perform its obligations hereunder;
3.    The execution and performance of this Agreement by the Investor do not violate its articles of incorporation and internal regulations, the relevant laws applicable to the Investor, or any agreement to which the Investor is a party; and

4.    The execution of this Agreement and performance of the obligations under this Agreement by the Investor do not require the government approval or a third party's consent or approval.
Article 7 Obligations Prior to the Closing
The Issuer shall implement all the procedures necessary for issue of the CBs (including amendment of its articles of incorporation and internal rules, and adoption of resolutions at the general meeting of shareholders and at the board of directors, etc.).
Article 8 Provision of Security
The Issuer shall, no later than within one (1) month from the respective issue date of the CBs, sign the amendment of the monetary receivables trust agreement that is necessary to designate the Investor as a class 3 beneficiary (with secured amount up to 130% of KRW 221.6 billion, which is the expected amount to be paid to the Investor if the Investor holds the CBs until the Maturity) under the monetary receivables trust agreement in order to secure performance of any and all obligations by the Issuer in favor of the Investor under this Agreement and shall provide the Investor with class 3 beneficiary right. If some of the CBs are redeemed due to prepayment, early repayment or any such redemption measures, the ceiling amount of the class 3 beneficiary rights under the monetary receivable trust agreement shall be reduced by 130% of the expected amount to be paid to the Investor if the Investor holds the CBs until the Maturity, and the Investor shall make its best efforts to cooperate with such reduction.

Article 9 Closing
①    The Investor shall pay the full amount of the subscription price (the “Investment Amount”) to the bank account designated by the Issuer, on the payment date, subject to the satisfaction of the conditions precedent set forth in Article 5. When the full amount of the subscription price with respect to the respective CBs is paid to the above account, the transaction shall be deemed to close and this date shall be referred to as a Closing Date in this Agreement.
②    The Issuer shall, on each Closing Date, as applicable, issue and deliver to the Investor the CB certificates for the respective CBs for the paid amount, provided that the transaction pursuant to Paragraph (1) of this Article is consummated. However, until issuance and delivery of the CB certificates, the CB certificates may be replaced with the CB Payment Certificates or the Confirmation of Non-Issuance of CB Certificates.
③    Within two (2) weeks of each Closing Date, the Issuer shall complete all procedures related to the respective CBs, as applicable, including commercial registration, and deliver to the Investor a certified copy of the corporate register, a copy of the bond register, and other materials requested by the Investor that make issuance and subscription of the CBs under this Agreement legitimate and valid.
Article 10 Matters Regarding CB Certificates
①    The Issuer shall issue and deliver to the Investor the CB certificates in physical form in exchange for the subscription price to be paid by the Investor.
②    The following particulars shall be indicated on the CB certificates issued in accordance with the preceding provision:
1.    Indication of the CB certificates
2.    Terms and conditions of issuance of the CBs
Article 11 Modification of the Agreement
①    The terms of this Agreement may only be modified by written agreement of all Parties.
②    Any act by the Investor shall not be deemed as a waiver of any of its rights under this Agreement unless the Investor has made a clear written declaration of such waiver or otherwise provided for in this Agreement.
Article 12 Investor’s Junior Covenants
①    Notwithstanding any other provision of this Agreement, the Investor may not be paid any amount (including but not limited to fee, default interest, interest, principal, and the YTM) ("Junior CB Amount") from the Issuer until the Issuer shall have repaid any and all liabilities borne by the Issuer to the Lenders under the Loan Agreement (the “Loan Receivables”) unless expressly permitted under the Loan Agreement and the Facility Agent consents thereto in accordance with instructions of all the Lenders, and accordingly, the payment date of the Junior CB Amount shall be automatically postponed to a date when the Loan Receivables are paid in full.
②    The Investor may not engage in any of the following activities until the Loan Receivables are repaid in full, unless expressly permitted under the Loan Agreement or the Facility Agent provides a prior written consent thereto in accordance with instructions of majority Lenders under the Loan Agreement:
1.    An act of requesting provision of security from the Issuer other than the security provided pursuant to Article 8;
2.    An act of disposing of or collecting the property of the Issuer in order to receive money payable with respect to the CBs;
3.    An act of setting off any and all claims of the Issuer against the Investor or asserting other rights to the Issuer in order to receive money payable with respect to the CBs;

4.    An act of enforcing security provided by the Issuer in order to receive money with respect to the CBs;
5.    An act of requesting early repayment of the CBs or accelerating payment of the CBs;
6.    An act of transferring the CBs to a third party or altering the terms of the CBs without the prior written consent of the Issuer; or
7.    An act of applying for commencement of bankruptcy, rehabilitation or other similar proceedings against the Issuer or otherwise infringing any of the Lenders’ rights or interests as creditors.

③    Except as expressly permitted under the Loan Agreement, if the Investor has received all or part of the Junior CB Amount for any reason prior to repayment of the Loan Receivables in full, the Investor shall immediately pay the received amount to the Facility Agent, and the Facility Agent shall apply such amount to repayment of the principal and the interest of the loan in accordance with the Loan Agreement. The Investor may not request reimbursement thereof against the Issuer until the Loan Receivables are paid in full.
④    The Investor agrees to faithfully perform its obligations set forth in the Covenant Letter.
Article 13 Assignment and Succession of Rights and Obligations
①    The Issuer may not assign any of its rights and obligations under this Agreement to any third party without the prior written consent of the Investor.
②    Except for the shares of the Investor that are issued upon conversion after a public listing of the Issuer, the Investor may transfer any of its rights and obligations under this Agreement, including the CBs, to any third parties, with the prior written consent of the Issuer and the Facility Agent under the Loan Agreement.
③    If the Investor intends to assign the CBs to a wholly-owned SPC established by the Investor, the Issuer shall not refuse or withhold its prior written consent thereto absent reasonable reasons therefor; provided, however, if the Investor intends to assign its equity in the SPC or the SPC intends to assign the CBs, it shall obtain the prior written consent of the Issuer and the Facility Agent under the Loan Agreement.
Article 14    Notices
①    Notices and documents to the Issuer under this Agreement shall be sent by personal delivery, facsimile, registered mail or email to the following address: If the address is changed, the relevant Party shall notify the other Party thereof without delay, and thereafter, the other Party shall be deemed to have given notices and documents, if they are addressed to the changed address.
If to the Issuer:
    Person in charge: Sangkyun Park
Address: 2955 Unseo-dong, Jung-gu, Incheon
Tel. No.: 032-717-0208
Fax No.: 032-717-0299
E-mail: sangkyun.park@inspireer.com
②    Notices and documents to the Investor under this Agreement shall be sent by personal delivery, facsimile, registered mail or email to the following address: If the address is changed, the relevant Party shall notify the other Party thereof without delay, and thereafter, the other Party shall be deemed to have given notices and documents, if they are addressed to the changed address.
If to the Investor:
    Person in charge: Manager Ha-hyeok Choi
Address: 15F, Hanwha Building, 86 Cheonggyecheon-ro, Jung-gu, Seoul
Tel. No.: 02-729-8135
Fax No.: 0505-730-3312
E-mail: elpoan@hanwha.com

Article 15 Confidentiality
Either Party shall keep confidential any information gathered in relation with this Agreement and shall not disclose it to a third party without the prior written consent of the other Party unless disclosure is required by law, government administrative order, or court ruling; provided, however, that either Party may disclose information relating to the Issuer to a reasonable extent to (i) their head office, branch offices, auditor, officers, employees, external auditor or any other person entitled to receipt of such information pursuant to laws and (ii) to any assignee, successor, potential assignee, or participant of the CBs under Article 13 or any adviser related thereto, on condition of confidentiality.
Article 16 Governing Law and Dispute Resolution
①    This Agreement shall be governed by and construed in accordance with the laws of the Republic of Korea.
②    Any and all disputes arising from this Agreement shall be submitted to the jurisdiction of the Seoul Central District Court as the first instance court.
Article 17 Tax
Taxes and public charges imposed on a Party to this Agreement shall be borne by such Party which is liable to pay such taxes, etc. under the laws.
Article 18 Severability
Even if any of the provisions set forth in this Agreement or any of the documents prepared in connection therewith are held invalid, illegal or unenforceable in accordance with the laws, the validity, legality and enforceability of the remaining provisions set forth in this Agreement shall not be affected thereby.
Article 19    Miscellaneous
①    This Agreement supersedes any prior negotiations and agreements (including the Covenant Letter), both written and oral, between the parties with respect to the subject matter hereof.
②    This Agreement shall take effect upon the signing and sealing of the Investor and the Issuer.
③    This Agreement shall be executed in Korean, and in the event of any contradiction or conflict between the Korean version and the English version or any other translation thereof, the Korean version shall prevail.
[Signature pages follow]

IN WITNESSETH WHEREOF, the Investor and the Issuer have caused their representatives or agents to sign and affix their seals hereto and retain one (1) copy each.

“Investor”
Hanwha Corporation
86, Cheonggyecheon-ro, Jung-gu, Seoul, Korea
Representative Director: Seung-mo Kim (Seal)

Issuer
Inspire Integrated Resort Co., Ltd.
Address: 2955 Unseo-dong, Jung-gu, Incheon, Korea
Representative Director: Raymond Paul Pineault, Junior (seal)

[Appendix] Interest Payment Dates

1st CB		2nd CB
2023-03-30	2028-03-30	n/a	2028-03-30
2023-06-30	2028-06-30	2023-06-30	2028-06-30
2023-09-30	2028-09-30	2023-09-30	2028-09-30
2023-12-30	2028-12-30	2023-12-30	2028-12-30
2024-03-30	2029-03-30	2024-03-30	2029-03-30
2024-06-30	2029-06-30	2024-06-30	2029-06-30
2024-09-30	2029-09-30	2024-09-30	2029-09-30
2024-12-30	2029-12-30	2024-12-30	2029-12-30
2025-03-30	2030-03-30	2025-03-30	2030-03-30
2025-06-30	2030-06-30	2025-06-30	2030-06-30
2025-09-30	2030-09-30	2025-09-30	2030-09-30
2025-12-30	2030-12-30	2025-12-30	2030-12-30
2026-03-30	2031-03-30	2026-03-30	2031-03-30
2026-06-30	2031-06-30	2026-06-30	2031-06-30
2026-09-30	2031-09-30	2026-09-30	2031-09-30
2026-12-30	2031-12-30	2026-12-30	2031-12-30
2027-03-30	2032-03-30	2027-03-30	2032-03-30
2027-06-30	2032-06-30	2027-06-30	2032-06-30
2027-09-30	2032-09-30	2027-09-30	2032-09-30
2027-12-30	2032-12-30	2027-12-30	2032-12-30